UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 14, 2010

ALEXION PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27756	13-3648318
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

352 Knotter Drive, Cheshire, Connecticut 06410

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 272-2596

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement

On September 14, 2010, the Board of Directors of Alexion Pharmaceuticals, Inc. approved a form of indemnification agreement to be entered into between Alexion and each of its directors and executive officers.

The agreement provides that Alexion will indemnify each director and executive officer to the fullest extent permitted by law for claims arising in such person’s capacity as a director and/or executive officer of Alexion, provided that such director and/or executive officer acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, Alexion’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Alexion is required to advance such person’s expenses in connection with his or her defense, provided that the director and/or executive officer undertakes to repay all amounts advanced if it is ultimately determined that such person is not entitled to be indemnified by Alexion. Alexion is not currently aware of any fact or circumstance that would be expected to lead to a request for indemnification or advancement of expenses by any director or executive officer.

A copy of the form of Agreement is attached hereto as Exhibit 10.1. The foregoing summary is qualified in its entirety by reference to the form of agreement filed with this Current Report.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) Election of Directors

As reported in the Current Report on Form 8-K filed on June 3, 2010, Ms. Ann Veneman was appointed to the Board of Directors of Alexion on May 28, 2010 and her committee assignments would be determined at a later date. On September 14, 2010, it was determined that Ms. Veneman would serve on the Compensation Committee and the Nominating and Governance Committee.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Form of Indemnification Agreement to be entered into by and between Alexion and each of its directors and executive officers.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXION PHARMACEUTICALS, INC.

	By:	/s/ Thomas I.H. Dubin
Date: September 17, 2010		Name:	Thomas I. H. Dubin
		Title:	Senior Vice President and Chief Legal Officer